Exhibit 99.2

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Jane F. Casey

Vice President

(203) 661-1926, ext. 6619

BLYTH, INC. ACQUIRES WALTER DRAKE

Catalog/Internet Company To Be Integrated Into Blyth’s Existing

Direct Marketing Operations

GREENWICH, CT, USA, January 29, 2004: Blyth, Inc. (NYSE:BTH), a leader in home décor and home fragrance products, reported today that it has acquired 100% interest in Walter Drake, a leading direct marketer of value-priced household products, for a total consideration of $53 million.  The company’s products are marketed under two main catalog titles and Internet websites, Walter Drake (www.wdrake.com) and The Home Marketplace (www.thehomemarketplace.com).  Walter Drake products include household gifts, gadgets and convenience products, personalized merchandise, home décor and holiday cards.  The Home Marketplace features kitchen and storage products, as well as general household maintenance items.  The Walter Drake Company’s annualized net sales total approximately $80 million.

Blyth acquired the Miles Kimball Company, a catalog/Internet business, in April 2003.  Management has since evaluated alternatives for expansion within this direct-to-consumer distribution channel.  The Walter Drake catalog offers products that are different but related to the Miles Kimball product line and has a substantially different customer base.  Blyth intends to maintain the Miles Kimball and Walter Drake merchandising teams, catalogs and product lines independently in Oshkosh, Wisconsin and Colorado Springs, Colorado, respectively, while consolidating operations.  The Company plans to integrate nearly all of Walter Drake’s fulfillment, warehousing, personalization services, database management and administration operations into those of Miles Kimball in Oshkosh and Las Vegas over the next several months.

Robert B. Goergen, Jr., Vice President of Blyth, commented, “Walter Drake’s less seasonal sales pattern complements the highly seasonal business of Miles Kimball, and combining their operations offers significant leverage as we continue to build this new distribution platform for Blyth.  The combined businesses will be led by Miles Kimball Company President, Mike Muoio, an industry veteran with a demonstrated track record of success, and his capable management team.”

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home décor and home fragrance company that sells its products through multiple channels of distribution throughout North

America, Europe and Australia.  The Company designs, manufactures and markets an extensive line of candles and home fragrance products, including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and chafing fuel.  Blyth also designs and markets a broad range of related candle accessories.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina® and Bloomin’ Essence™ brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  Within its Creative Expressions segment, Blyth also designs and markets a broad range of home décor, household convenience products and gifts under the CBK®, Miles Kimball® and Exposures® brands, seasonal products under the Seasons of Cannon Falls™ and Impact™ brands, and decorative gift bags under the Jeanmarie® brand.  In Europe, Blyth’s products are also sold under the PartyLite®, Colonial, Gies®, Ambria®, Carolina® and Kaemingk® brands.

Further information about Blyth, Inc. can be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States economy as a whole and the weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release, in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2003 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

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